                                                                    EXHIBIT 2.11

                        ENVIRONMENTAL MATTERS AGREEMENT



                                    Between


                            Hewlett-Packard Company


                                      and


                          Agilent Technologies, Inc.


                        _________________________, 1999

                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----
ARTICLE I. FACILITY REMEDIATION..........................................  1

     Section 1.1.     Responsibility For Remediation.....................  1
     Section 1.2.     Standard of Performance............................  2
     Section 1.3.     Performance and Planning of Remedial Activities....  2
     Section 1.4.     Compliance With Laws...............................  3
     Section 1.5.     Safety.............................................  3
     Section 1.6.     Confidentiality....................................  4
     Section 1.7.     Insurance..........................................  4
     Section 1.8.     Construction Activities and Repair Activities......  4

ARTICLE II. SITE ACCESS AND SUPPORT......................................  5

     Section 2.1.     Site Access........................................  5
     Section 2.2.     Utilities and Support Services.....................  6
     Section 2.3.     Site Activities....................................  6

ARTICLE III. REGULATORY PROCESSES........................................  6

     Section 3.1.     Procedures For Remediation and Other Work..........  6
     Section 3.2.     Communications.....................................  7
     Section 3.3.     Regular Meetings...................................  7
     Section 3.4.     HP Project Managers/Agilent Liaison................  7
     Section 3.5.     Inspection.........................................  7
     Section 3.6.     Notifications......................................  7
     Section 3.7.     Dispute Resolution.................................  8

ARTICLE IV. INDEMNITY AND LIENS..........................................  8

     Section 4.1.     Indemnity..........................................  8
     Section 4.2.     Liens..............................................  9
     Section 4.3.     Limitation on Liability............................  9

ARTICLE V. MISCELLANEOUS.................................................  9

     Section 5.1.     Sale of an Agilent Schedule 2 Facility.............  9
     Section 5.2.     Notices............................................  9
     Section 5.3.     Governing Law...................................... 10
     Section 5.4.     Counterparts....................................... 10
     Section 5.5.     Parties in Interest................................ 10
     Section 5.6.     Assignment......................................... 11
     Section 5.7.     Authority.......................................... 11
     Section 5.8.     Interpretation..................................... 11
     Section 5.9.     Amendments......................................... 11
     Section 5.10.    Severability....................................... 11
     Section 5.11.    Failure or Indulgence Not Waiver................... 12

                              TABLE OF CONTENTS
                                  (continued)

                                                                       Page
                                                                       ----
     Section 5.12.    Entire Agreement................................   12
     Section 5.13.    Authority.......................................   12

ARTICLE VI. DEFINITIONS...............................................   12

     Section 6.1.     Agilent Group...................................   12
     Section 6.2.     Agilent Indemnitees.............................   12
     Section 6.3.     Agilent Schedule 2 Facilities...................   12
     Section 6.4.     Authorized Tenant...............................   12
     Section 6.5.     Claims Committee................................   13
     Section 6.6.     Construction Activity...........................   13
     Section 6.7.     Environmental Conditions........................   13
     Section 6.8.     Environmental Laws..............................   13
     Section 6.9.     Exacerbation....................................   13
     Section 6.10.    Governmental Authority..........................   13
     Section 6.11.    Hazardous Materials.............................   13
     Section 6.12.    HP Group........................................   13
     Section 6.13.    HP Indemnitees..................................   14
     Section 6.14.    HP's Remediation Obligation.....................   14
     Section 6.15.    Incremental Construction Costs..................   14
     Section 6.16.    Losses..........................................   14
     Section 6.17.    Person..........................................   14
     Section 6.18.    Release.........................................   14
     Section 6.19.    Remedial Activities.............................   14
     Section 6.20.    Remedial Activity Plans.........................   14
     Section 6.21.    Repair Activity.................................   15


                                   EXHIBITS
                                   --------

Exhibit 1 - Agilent Schedule 2 Facilities
Exhibit 2 - Orders from a Governmental Authority

                        ENVIRONMENTAL MATTERS AGREEMENT

     This Environmental Matters Agreement (this "Agreement") is entered into on _________, 1999 by and between Hewlett-Packard Company, a Delaware corporation ("HP"), and Agilent Technologies, Inc., a Delaware corporation ("Agilent"). Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meaning ascribed to them in the Separation Agreement, Assignment Agreement or Indemnification Agreement (as defined below), as applicable.

                                   RECITALS

     WHEREAS, HP hereby and by certain other instruments of even date herewith transfers or will transfer to Agilent effective as of the Separation Date, the Agilent Business in accordance with the Master Separation and Distribution Agreement dated as of August 12, 1999 between the parties ("Separation Agreement") and the Ancillary Agreements, including, but not limited to the General Assignment and Assumption Agreement ("Assignment Agreement"), attached as Exhibit C to the Separation Agreement, and the Indemnification and Insurance Matters Agreement ("Indemnification Agreement"), attached as Exhibit K to the Separation Agreement. It is the intent of the parties hereto, by this Agreement and the other agreements and instruments provided for in the Separation Agreement, to convey to Agilent the Agilent Business.

     WHEREAS, under the terms of, the Indemnification Agreement, HP has agreed to indemnify, defend and hold harmless Agilent from and against costs associated with certain Environmental Conditions at the Agilent Schedule 2 Facilities.

     WHEREAS, HP hereby agrees to perform remedial activities at the Agilent
Schedule 2 Facilities, consistent with such indemnity obligations and under the terms and conditions of this Agreement.

     WHEREAS, HP and Agilent desire to establish general requirements and mutual obligations with respect to the performance by HP of remedial activities at the Agilent Schedule 2 Facilities as set forth above.

     NOW THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                  ARTICLE I.

                             FACILITY REMEDIATION

Section 1.1. Responsibility For Remediation. At its own cost and expense, HP shall perform, or cause to be performed, any and all Remedial Activities that are necessary to fulfill HP's Remediation Obligation. To the extent legally permitted, HP shall also take all responsibility as generator for any Hazardous Materials generated by performance of these Remedial Activities. To the extent required by Environmental Laws, HP will also obtain any permits, authorizations or approvals necessary to conduct HP's Remediation Obligation, except such permits, if any, as must under applicable laws be obtained by a member of the Agilent Group, or otherwise by an owner or tenant of the relevant Agilent Schedule 2 Facility.

Section 1.2. Standard of Performance. HP's Remediation Obligation shall be performed in accordance with: (i) any applicable Remedial Activity Plans, as approved by the Governmental Authority; and (ii) all applicable Environmental Laws as enforced by the Governmental Authority[ies] with jurisdiction over the Remedial Activities or HP's Remediation Obligation. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event Agilent or any successor-in-interest to Agilent at an Agilent Schedule 2 Facility decides to change the use of such facility from its existing use on the Separation Date (for example from industrial to commercial use or commercial to residential use), in no event shall HP's Remediation Obligation require HP to comply with any stricter standard applied to such Agilent Schedule 2 Facility as a result of such change in use. Further, HP's Remedial Activities shall be performed in such a manner as to minimize, to the greatest extent feasible, the impact on the use of the Agilent Schedule 2 Facility and the ongoing operations of any member of the Agilent Group or other Authorized Tenant of the Agilent Schedule 2 Facility.

Section 1.3.  Performance and Planning of Remedial Activities.

     (a)  Information to be Provided by HP to Agilent.  HP shall provide to
          -------------------------------------------
Agilent in a timely fashion, a copy of: (i) any documents submitted to any Governmental Authority regarding any Remedial Activities performed or to be performed by or on behalf of HP under this Agreement, and (ii) analytical results of any environmental sampling conducted on any Agilent Schedule 2 Facilities by or on behalf of HP under this Agreement.

     (b)  Agilent Opportunity to Comment.  HP shall provide Agilent with a
          ------------------------------
reasonable opportunity to timely review and comment upon, prior to their submission to the Governmental Authority, any report, plan, proposal or other document that: (i) proposes the performance of any Remedial Activities that would disrupt or interfere with the then current day to day operations of any Authorized Tenant of the Agilent Schedule 2 Facilities; (ii) involves the construction on any of the Agilent Schedule 2 Facilities of any above ground remedial fixtures (other than repair and maintenance of any such fixtures or equipment as are present at the Agilent Schedule 2 Facilities on the Separation
Date); (iii) proposes any remedy or closure at any of the Agilent Schedule 2 Facilities which allows Environmental Conditions to remain on the Agilent
Schedule 2 Facility after remediation has been completed; or (iv) involves the setting of health and safety standards with respect to exposure to Hazardous Materials at any Agilent Schedule 2 Facility.

     (c)  Agilent Participation.  Agilent, or its designated representative,
          ---------------------
shall have the right, but not the obligation, to be present and at any meeting with or hearing before any Governmental Authority regarding any proposed Remedial Activities or proposed Remedial Activity Plans described in Section 1.3
(b) above. HP and Agilent further agree to confer in good faith in advance of any such meeting or hearing with respect to any outstanding matters to be addressed at such meeting or hearing and for the purpose of resolving such matter to their mutual satisfaction and presenting a unified position to the Governmental Authority, to the extent consistent with the respective positions of the parties. If the parties cannot reach agreement after such consultation and Agilent reasonably determines that any proposed Remedial Activities or Remedial Activity Plans will have an adverse impact on the use of, or operations on a particular Agilent
Schedule 2 Facility, then Agilent shall have the right to make objections to such proposals to the relevant Governmental Authority.

     (d) Consultation With Agilent. HP agrees to consult fully with Agilent
         -------------------------
regarding any proposed Remedial Activities or proposed Remedial Activity Plans described in Section 1.3(b) above. HP and Agilent agree to use good faith best efforts to reach agreement on such Remedial Activities or Remedial Activity
Plans.   In the event that the parties cannot reach agreement after such consultation and Agilent reasonably determines that any proposed Remedial Activities or Remedial Activity Plans will have an adverse impact on the use of, or operations on a particular Agilent Schedule 2 Facility, Agilent shall have the right to make objections to such proposals to the relevant Governmental Authority. The parties also agree that in the event they cannot reach agreement, HP may submit to the Governmental Authority its proposed Remedial Activities or proposed Remedial Activity, as required to meet any deadline which is not, by its terms, subject to extension, to avoid fines and penalties or for the protection of human health, and HP may also proceed with implementation of any aspects of such Remedial Activities or Remedial Activity Plans.

     (e) Performance of the Remedial Activities.  Following approval of any
         --------------------------------------
Remedial Activity Plans by the applicable Governmental Authority, HP shall proceed with appropriate diligence and expedition to implement and complete the Remedial Activities in accordance with the Remedial Activity Plans and this Agreement.

     (f) Agilent's Assistance.  Agilent shall use, or cause the relevant member
         --------------------
of the Agilent Group or other Authorized Tenant of the Agilent Schedule 2 Facilities to use, its reasonable best efforts to assist HP in the development, approval, and implementation of Remedial Activity Plans in accordance with applicable laws, including applicable Environmental Laws.

Section 1.4. Compliance With Laws. HP shall require that its employees, consultants, contractors, and subcontractors perform all Remedial Activities under this Agreement in accordance with applicable laws, including applicable Environmental Laws.

Section 1.5. Safety. HP shall be responsible for the maintenance of order and discipline of its employees, consultants, contractors, and subcontractors engaged in the performance of Remedial Activities under this Agreement, and HP shall require that such Remedial Activities be performed in compliance, in all material respects, with applicable laws, regulations, rules, ordinances, codes or requirements of any Governmental Authority (including those relating to occupational safety and health). Except in case of emergency and to the extent that prior notice of such policies is given to HP, HP also will require its employees, consultants, contractors, and subcontractors engaged in performance of Remedial Activities on behalf of HP under this Agreement to observe any health, safety and environmental and site security policies established by Agilent, or by any other Authorized Tenant, for third-party contractors and other non-employees who perform work or services at the Agilent Schedule 2 Facility. Agilent shall have the right to require that a contractor, subcontractor or other representative of HP discontinue any Remedial Activities to the extent such activities pose an imminent risk to property, health, safety or the environment. In such instance, Agilent shall immediately notify HP by telephone that it has taken such action.

Section 1.6. Confidentiality. HP shall treat as confidential property and not disclose to others during or subsequent to the term of this Agreement, any information marked "confidential" regarding any Agilent Group member's or Agilent Schedule 2 Facility Authorized Tenant's plans, programs, facility, processes, products, costs, equipment, operations or customers which may come into the knowledge of HP or its employees, consultants, contractors or subcontractors, unless required by law or ordered to disclose such by a court or administrative body after prior notice to Agilent of the request or order to disclose. HP shall also treat as confidential any non-public information that is disclosed to HP regarding matters covered under Section 5.1, including, without limitation, the identity of any potential purchaser of an Agilent Schedule 2 Facility and any terms and conditions of the purchase and sale agreement for an Agilent Schedule 2 Facility. Agilent shall treat as confidential any non-public information relating to HP that is disclosed to Agilent regarding matters covered under Section 5.1, including, without limitation, any terms and conditions of the purchase and sale agreement for an Agilent Schedule 2 Facility affecting HP's Remediation Obligation. Agilent shall treat as confidential any proprietary remediation technology or information utilized by HP in performance of this Agreement. This provision shall not apply to any information which at the time of disclosure is publicly available or in the public domain through no fault of the disclosing party. Upon request, HP and Agilent agree to require their consultants, contractors and subcontractors who will receive confidential information to sign a confidentiality agreement substantially similar to the terms of this provision.

Section 1.7.  Insurance.

     (a) The consultants, contractors and subcontractors who perform Remedial Activities under this Agreement shall provide and maintain (or HP shall provide and maintain), comprehensive general liability insurance and comprehensive automobile liability insurance naming Agilent, and any Authorized Tenant of the applicable Agilent Schedule 2 Facility, as additional insureds and providing coverage for claims for damages for bodily injury, including wrongful death, and property damage which may arise from or in connection with the performance of
any Remedial Activities.   Minimum amounts required are:

     Bodily Injury - $2,000,000 each person, $2,000,000 each accident

     Property Damage - $2,000,000 each accident

     Errors and Omissions - $1,000,000 each occurrence

     Workers' Compensation Insurance - In the amount required by law

     (b) Before commencing Remedial Activities at any Agilent Schedule 2 Facility, the party providing the insurance set forth in Section 1.7(a) above shall provide Agilent with certificates of insurance or other appropriate evidence that the insurance required by Section 1.7(a) above has been obtained.

Section 1.8.  Construction Activities and Repair Activities.

     (a) The provisions of this Section 1.8 shall apply to any Construction Activity or Repair Activity by Agilent or by any Authorized Tenant which involves disturbance or invasion of any Environmental Condition that is part of HP's Remediation Obligation.

     (b) If testing conducted in the proposed construction or repair area before initiation of the Construction Activity or the Repair Activity demonstrates that the proposed construction or repair area contains an Environmental Condition in the soil or subsurface that is part of HP's Remediation Obligation and, further, if Agilent provides notice to HP of such Environmental Condition and of said proposed Construction Activity or Repair Activity in the manner provided in Section 5.2, then HP shall (i) promptly and diligently conduct HP's Remediation Obligation of such Environmental Condition identified by the testing to the extent required by the standard of performance set out in Section 1.2 above; and (ii) HP shall reimburse Agilent or the Authorized Tenant for all reasonable Incremental Construction Costs resulting from such Construction Activity or Repair Activity. In the event Agilent or an Authorized Tenant anticipates incurring Incremental Construction Costs, Agilent shall provide HP reasonable advance notice before the costs are incurred.

     (c) In the event, as a result of any Construction Activity or Repair Activity, any of the then existing above ground or underground remediation systems (including, without limitation, pump and treat equipment, underground piping, monitoring or extraction wells, carbon absorption systems and the like) are damaged or destroyed, or are required to otherwise be relocated, Agilent shall reimburse HP for all costs associated with such damage, destruction or removal.

                                  ARTICLE II.

                            SITE ACCESS AND SUPPORT

Section 2.1.  Site Access.

     (a) Agilent shall afford or cause to be afforded to HP and to HP's employees, consultants, contractors and subcontractors, reasonable access on the terms set forth in this Section 2.1 to all of the Agilent Schedule 2 Facilities for the purpose of performing Remedial Activities:

          (i) HP shall provide reasonable advance notice to the Agilent Liaison (as defined in Sections 3.4 and 5.2) of the need for access to any of the Agilent Schedule 2 Facilities, including the purpose and scope of work to be performed, the nature and duration of the access, and such other information as Agilent may reasonably request.

          (ii) Remedial Activities for which Agilent shall be responsible for providing access include, without limitation, borings, excavations, monitoring, assessments and evaluations, and construction, installation, operation, and maintenance of necessary equipment and supporting facilities for the treatment of soil and groundwater, and all other Remedial Activities, in all cases as described in the applicable Remedial Activity Plans or as otherwise reasonably required to fulfill HP's Remediation Obligation.

     (b) Agilent shall provide HP with access to and use of those areas necessary for HP's performance of Remedial Activities under this Agreement, including areas for groundwater treatment equipment and storage and staging of materials and equipment. HP agrees that with respect to its use of any portion of an Agilent Schedule 2 Facility for Remedial Activities, HP shall provide secondary containment for any above ground treatment systems and any Hazardous Materials to be stored on-site overnight or for any longer period (excluding contaminated soils which shall be safely maintained and secured until removal from the Agilent Schedule 2 Facility). HP shall also provide and be responsible for proper security with respect to such storage and treatment system areas.

Section 2.2. Utilities and Support Services. It is HP's intent not to utilize any Agilent utilities or similar support services for implementation of HP's Remediation Obligation under this Agreement. If HP requests any such utilities or support services from Agilent for use by HP, or HP's employees, consultants, contractors, and subcontractors engaged in the performance of Remedial Activities under this Agreement, Agilent agrees that it will negotiate in good faith with HP to reach an agreement to provide such utilities and support services.

Section 2.3. Site Activities. Agilent, its employees, consultants, lessees, contractors, subcontractors or others under Agilent's control or direction, and any Authorized Tenant of any portion of the Agilent Schedule 2 Facility, shall use, operate, and conduct their activities and operations at the Agilent
Schedule 2 Facility in a manner that will interfere to the least extent feasible with the Remedial Activities conducted by or on behalf of HP under this Agreement. Agilent shall provide prior written notice to the HP Project Manager (as defined in Sections 3.4 and 5.2) of the need for, scope and duration of any activity, process, or operation at the Agilent Schedule 2 Facility (including without limitation excavation, demolition, landscaping or groundwater pumping) that could have a material adverse effect on the performance of Remedial Activities by HP. Agilent shall provide such notice promptly upon becoming aware of such potential adverse effect. Agilent shall also provide in a timely fashion to HP any analytical results of soil or groundwater sampling at an Agilent
Schedule 2 Facility performed by or on behalf of Agilent, or which otherwise comes in to the possession of Agilent.

                                 ARTICLE III.

                             REGULATORY PROCESSES

Section 3.1.  Procedures For Remediation and Other Work.

     (a) The parties hereto retain all rights to appeal, seek relief from, or otherwise contest any order or other action by any Governmental Authority with jurisdiction over the matters that are the subject of this Agreement, in a manner consistent with this Agreement and the Indemnification Agreement.

     (b) Agilent agrees to support and cooperate with HP, as necessary, in any such challenge by HP of a requirement as to which Agilent has previously agreed with HP. HP agrees that it will not challenge any decision in a manner which will interfere with the operation of the applicable Agilent Schedule 2 Facility. HP further agrees to be responsible for any penalties which may accrue against or be incurred by Agilent or any member of the Agilent Group or Authorized Tenant of the Agilent Schedule 2 Facility as a result of such challenge by HP during the pendency of any such challenge and to promptly pay any such penalties within the time permitted by law but in any event promptly after exhaustion of any administrative or judicial appeals.

Section 3.2. Communications. In the event of any written notices or other written communication or action by a Governmental Authority relating to or affecting the Remedial Activities or any Remedial Activity Plans, or any communication from the public evidencing any concerns about the Remedial Activities or Environmental Conditions, the party receiving such notice, communication, or action shall provide a copy to the other party in a timely fashion (or, with respect to any written notice by a Governmental Authority that any Remedial Activities or Environmental Conditions violate Environmental Laws, within five (5) business days of the receipt of such notice) in accordance with
Section 5.2. Subject to Agilent's rights under Sections 1.3(c) and (d) above, HP shall be responsible for all contacts and communications with Governmental Authorities in connection with HP's Remediation Obligation and any other matters arising under this Agreement which are the obligation of HP. HP also agrees to promptly reimburse Agilent for any reasonable "out-of-pocket" costs (excluding any internal Agilent charges for administration, management or supervision or other internal charges) incurred by Agilent in providing support to HP during such challenge.

Section 3.3. Regular Meetings. HP shall schedule, as appropriate, regular meetings with Agilent to provide information on the status of HP's Remediation Obligation, including without limitation, the development, approval, and implementation of Remedial Activity Plans, and to consult with and coordinate with Agilent HP's Remedial Activities under this Agreement.

Section 3.4. HP Project Managers/Agilent Liaison. For consultation and coordination with Agilent regarding HP's Remedial Activities under this Agreement, and to manage their respective activities and responsibilities under this Agreement, HP shall designate a Project Manager and Agilent shall designate an Agilent Liaison for each Agilent Schedule 2 Facility. Designation of a Project Manager and of an Agilent Liaison shall be by notice as provided in
Section 5.2 of this Agreement. HP may replace any of its Project Managers, and Agilent may replace any of its Liaisons, by providing the same notice under
Section 5.2.

Section 3.5. Inspection. Agilent shall have the right to inspect and observe the Remedial Activities performed by or on behalf of HP under this Agreement, at reasonable times and after reasonable prior notice to HP. Inspection or failure to inspect by Agilent shall not constitute a waiver of any provision of this Agreement, or of any of Agilent's rights hereunder. However, Agilent's right or exercise of inspection shall not extend to or include any right or authority to supervise or direct any of HP's employees, consultants, contractors or subcontractors in their performance of any Remedial Activities.

Section 3.6. Notifications. HP, Agilent, and any Authorized Tenant shall notify the other parties within ten (10) days following the occurrence of any Release that causes contamination to soil or groundwater on any Agilent Schedule 2 Facility or otherwise: (i) requires investigation, monitoring, remediation or removal under the Environmental Laws; (ii) may adversely affect any Remedial Activities or Remedial Activity Plans; (iii) is reported to such party's insurance carrier; or (iv) is reported to any Governmental Authority under Environmental Laws. HP also agrees to give Agilent prompt advance notice (if and to the extent HP has notice) of any inspection to be performed on any

Agilent Schedule 2 Facility by any Governmental Authority in connection with the Remedial Activities or HP's Remediation Obligation. Agilent also agrees to give HP prompt advance notice (if and to the extent Agilent has notice) of any inspection to be performed on any Agilent Schedule 2 Facility by any Governmental Authority with jurisdiction over the Remedial Activities or HP's Remediation Obligation.

Section 3.7. Dispute Resolution. If a dispute or disagreement occurs between HP and Agilent concerning any matter arising under this Agreement, the HP Project Manager and the Agilent Liaison shall consult and attempt to resolve the dispute or disagreement. If the HP Project Manager and Agilent Liaison are unable to reach an agreement on the dispute or disagreement within fifteen (15) days (or such other longer period of time as may be mutually agreed to in writing by the HP Project Manager and the Agilent Liaison), then the dispute or disagreement shall be referred to the Claims Committee. If the Claims Committee is unable to reach an agreement on the dispute within thirty (30) days, then the dispute shall be handled in accordance with the Dispute Resolution procedures set forth in the Section 5.9 of the Separation Agreement. In no event shall the existence of a dispute or disagreement between HP and Agilent, or their consultation under this Section 3.7 to attempt to resolve it, delay the filing or submission of any document, or the performance of any action or activity, beyond the legally required deadline nor prevent either party from pursuing any remedy to which it is entitled under the Indemnification Agreement.

                                  ARTICLE IV.


                              INDEMNITY AND LIENS
Section 4.1.  Indemnity.

     (a) Indemnification by HP. In addition to, and without in any way limiting the indemnification obligations of HP in the Indemnification Agreement, HP shall protect, indemnify, defend and hold harmless the Agilent Indemnitees and any Authorized Tenant from and against any Liabilities and Environmental Actions to the extent arising at any time out of, relating to, or resulting from the negligence or willful misconduct of any member of the HP Group or their agents, employees, consultants or contractors in connection with the Remedial Activities or any other obligations of HP under this Agreement.

     (b) Indemnification by Agilent. In addition to, and without in any way limiting the indemnification obligations of Agilent in the Indemnification Agreement, Agilent shall protect, indemnify, defend and hold harmless the HP Indemnitees from and against any Liabilities and Environmental Actions to the extent arising at any time out of, relating to, or resulting from: (i) Exacerbation, to the extent caused by the operations or activities of any member of the Agilent Group or their agents, employees, consultants, contractors or Authorized Tenants occurring at any Agilent Schedule 2 Facility; or (ii) the negligence or willful misconduct of any member of the Agilent Group, or their agents, employees, consultants, contractors or Authorized Tenants at any Agilent
Schedule 2 Facility in connection with the Remedial Activities or any obligations of Agilent under this Agreement.

Section 4.2. Liens. HP shall not permit or suffer any mechanics' or materialmen's or other liens arising from the provision of labor or materials for work performed as part of or in connection with any Remedial Activities undertaken by or on behalf of HP under this Agreement. If Agilent becomes aware of any such liens, Agilent shall provide prompt notice of said lien to HP, but failure to provide such notice shall relieve HP from its obligations only to the extent of the prejudice caused thereby. If any such liens attach or claims therefor are made, then, within ten (10) days after receipt of notice thereof, HP will procure the discharge thereof by payment, bond, or such other means as may be required or permitted by applicable law.

Section 4.3. Limitation on Liability. IN NO EVENT SHALL ANY MEMBER OF THE AGILENT GROUP OR ANY MEMBER OF THE HP GROUP BE LIABLE TO THE OTHER UNDER THIS
ARTICLE IV FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY'S INDEMNIFICATION OBLIGATIONS UNDER SECTION 4.1 WITH RESPECT TO ANY LOSSES ASSERTED AGAINST AN INDEMNIFIED PARTY BY ANY THIRD PARTIES (INCLUDING, WITHOUT LIMITATION, ANY GOVERNMENTAL AUTHORITIES).

                                  ARTICLE V.

                                 MISCELLANEOUS

Section 5.1. Sale of an Agilent Schedule 2 Facility. In the event that any member of the Agilent Group decides to sell an Agilent Schedule 2 Facility at which HP (or its agents or permitted assignees) is continuing to perform Remedial Activities, Agilent shall promptly notify HP of the intent to sell. Agilent shall permit HP to: (i) participate in the negotiations with third parties regarding environmental issues and environmental disclosures related to the sale of the Agilent Schedule 2 Facility; and (ii) promptly review and comment to Agilent or the third party upon any portion of a draft purchase and sale agreement for an Agilent Schedule 2 Facility that addresses environmental liabilities and obligations so that HP has the reasonable opportunity to minimize any adverse impact of the sale of an Agilent Schedule 2 Facility on HP's Remediation Obligations; provided that HP shall not have the right to prevent Agilent from selling the Agilent Schedule 2 Facility.

Section 5.2.  Notices.

     (a) All notices or other communications hereunder shall be made in writing and shall be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid) or by facsimile transmission (with telephone confirmation), and shall be deemed to have been given or made if personally delivered, on the day of such personal delivery; if sent by overnight courier, on the next business day following the date deposited with such overnight courier service; or if by facsimile transmission, on the business day transmitted to receiving facsimile machine with receipt confirmed by telephone, in each case addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

     If to HP:

     [List one general contact to notify at HP, and if applicable one specific contact at the relevant member of the HP for each Agilent Schedule 2 Facility]

     Attention:

     Telephone:

     Facsimile:


     If to Agilent:

     [List one general contact to notify at Agilent, and if applicable one specific contact at the relevant member of the Agilent Group for each Agilent
Schedule 2 Facility]

     Attention:

     Telephone:

     Facsimile:

     (b) Notice provided, as specified in this section, to the HP Project Manager or Agilent Liaison, as applicable, shall also satisfy the requirements of this section.

     (c) Either party may change its address or designated individual for notice under this section by delivery of written notice to the other party as provided in this section.

Section 5.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as to all matters regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

Section 5.4. Counterparts. This Agreement, including the Schedules and Exhibits hereto, and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 5.5. Parties in Interest. This Agreement shall be binding upon HP, HP's Subsidiaries, Agilent and Agilent's Subsidiaries. This Agreement shall inure solely to the benefit of the Agilent Indemnitees and the HP Indemnitees and their respective permitted assigns, and except as set forth in this Section 5.5, nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     HP hereby agrees to execute, for the benefit of any Agilent Indemnitee, such documents as may be reasonably requested by such Agilent Indemnitee, evidencing HP's agreement that the obligations of HP set forth in this Agreement inure to the benefit of and are enforceable by such Agilent Indemnitee. Agilent hereby agrees to execute, for the benefit of any HP Indemnitee, such documents as may be reasonably requested by such HP Indemnitee, evidencing Agilent's agreement that the obligations of Agilent set forth in this Agreement inure to the benefit of and are enforceable by such HP Indemnitee.

Section 5.6. Assignment. Neither party may assign this Agreement without the express written consent of the other party, which consent can only be withheld if the party denying consent, in the reasonable exercise of its discretion, determines that such assignment would materially increase its obligations, or materially diminish its rights under this Agreement. This Agreement shall be deemed to constitute a separate Agreement for each Agilent Schedule 2 Facility such that the Agreement can be separately assigned to a third party by either HP or Agilent (subject to the conditions of this Section 5.6) with respect to one or more Agilent Schedule 2 Facilit[ies], and not assigned as to other Agilent
Schedule 2 Facilities.

Section 5.7. Authority. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

Section 5.8. Interpretation. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

Section 5.9. Amendments. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to this Agreement.

Section 5.10. Severability. If any term or other provision of this Agreement or the Schedules or Exhibits attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 5.11. Failure or Indulgence Not Waiver. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 5.12. Entire Agreement. This Agreement, the Master Separation Agreement, the other Ancillary Agreements and the Exhibits and Schedules attached hereto and thereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

Section 5.13. Authority. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

                                  ARTICLE VI.

                                  DEFINITIONS

Section 6.1. Agilent Group. "Agilent Group" means Agilent, each Subsidiary and Affiliated Company of Agilent immediately after the Separation Date or that is contemplated to be a Subsidiary or Affiliated Company of Agilent pursuant to the Non-US Plan and each Person that becomes a Subsidiary or Affiliate Company of Agilent after the Separation Date.

Section 6.2. Agilent Indemnitees. "Agilent Indemnitees" means Agilent, each member of the Agilent Group and each of their respective directors, officers and employees.

Section 6.3. Agilent Schedule 2 Facilities. "Agilent Schedule 2 Facilities" means the real property, groundwater, surface water and improvements thereon which shall be owned or occupied by a member of the Agilent Group on and after the Separation Date and which are identified on a disclosure schedule entitled "The Agilent Schedule 2 Facilities", which schedule shall be delivered to Agilent by HP on the Separation Date and attached to this Agreement as
Exhibit 1.
------- -

Section 6.4. Authorized Tenant. "Authorized Tenant" means, any owner, lessee, sublessee or other party with a contractual right to occupy all or any portion of an Agilent Schedule 2 Facility (or their agents, employees, consultants, contractors) during the period of time that any Agilent Group member has the contractual right to occupy (as an owner, tenant or otherwise) such Agilent Schedule 2 Facility.

Section 6.5. Claims Committee. "Claims Committee" means a committee composed of (i) either the General Counsel or Associate General Counsel of HP and (i) either the General Counsel or Associate General Counsel of Agilent.

Section 6.6. Construction Activity. "Construction Activity" means any expansion or modification of any existing improvement or construction of a new improvement by any member of the Agilent Group or any Authorized Tenant on any Agilent Schedule 2 Facility.

Section 6.7. Environmental Conditions. "Environmental Conditions" means the presence in the environment, including the soil, groundwater, surface water or ambient air, of any Hazardous Material at a level which requires investigation or remediation (including, without limitation, investigation, study, health or risk assessment, monitoring, removal, treatment or transport) under any Environmental Laws.

Section 6.8. Environmental Laws. "Environmental Laws" means all laws and regulations of any Governmental Authority with jurisdiction that relate to the protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) including laws and regulations relating to the Release of Hazardous Materials, or otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Materials, or to the exposure of any individual to a Release of Hazardous Materials.

Section 6.9. Exacerbation. "Exacerbation" means any exacerbation, aggravation or worsening of any Environmental Conditions on, under or about any of the Agilent Schedule 2 Facilities that is caused by any member of the Agilent Group or an Authorized Tenant to such an extent that: (i) Remedial Activities that were not previously required as part of HP's Remediation Obligation become necessary to fulfill HP's Remediation Obligation, or (ii) HP otherwise incurs additional costs with respect to HP's Remediation Obligation.

Section 6.10. Governmental Authority. "Governmental Authority" means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

Section 6.11. Hazardous Materials. "Hazardous Materials" means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, hazardous substances, petroleum and petroleum products or any fraction thereof.

Section 6.12. HP Group. "HP Group" means HP, each Subsidiary and Affiliated Company of HP (other than any member of the Agilent Group) immediately after the Separation Date, after giving effect to the Non-US Plan and each Person that becomes a Subsidiary or Affiliate Company of HP after the Separation Date.

Section 6.13. HP Indemnitees. "HP Indemnitees" means HP, each member of the HP Group and each of their respective directors, officers and employees.

Section 6.14. HP's Remediation Obligation. "HP's Remediation Obligation" means all Remedial Activities (as defined below) which are necessary or required in order to comply with and fulfill Environmental Laws (including without limitation the orders of Governmental Authorities listed on Exhibit 2 to this
                                                            ---------
Agreement and any consent decrees, consent agreement, or memorandums of understanding with Governmental Authorities, and permits, approvals, plans, settlement agreements) and that are applicable to Environmental Conditions on, under or about any Agilent Schedule 2 Facility as to which HP is obligated to indemnify Agilent under Section 1.4(b)(i) of the Indemnification Agreement.

Section 6.15. Incremental Construction Costs. "Incremental Construction Costs" means, with respect to any Construction Activity in an area of any of the Agilent Schedule 2 Facilities that is affected by Environmental Conditions, the excess of (A) costs reasonably incurred by Agilent or any Authorized Tenant in connection with the Construction Activity to the extent such costs are necessitated by the presence of the Environmental Conditions, over (B) the costs that would have been incurred by Agilent or any Authorized Tenant in connection with the Construction Activity had such Environmental Conditions not been present.

Section 6.16. Losses. "Losses" means all losses, damages, claims, obligations, suits, judgments, fines, penalties, liabilities, costs and expenses of any kind or character.

Section 6.17. Person. "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

Section 6.18. Release. "Release" means any release, spilled, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment, without limitation, the movement Hazardous Materials through ambient air, soil, surface water, groundwater, wetlands, land or subsurface strata.

Section 6.19. Remedial Activities. "Remedial Activities" means any activities undertaken or required to be undertaken by or on behalf of HP in the performance of HP's Remediation Obligation including, without limitation: reporting, investigation, feasibility study, remediation, treatment, removal, transport, disposal, characterization, sampling, health assessment, risk assessment, encapsulation, monitoring, study, report, assessment or analysis of Environmental Conditions

Section 6.20. Remedial Activity Plans. "Remedial Activity Plans" means any plan or other document prepared by or on behalf of HP which describes the specifications for construction, operation, maintenance, performance, termination or completion of any Remedial Activities that are part of HP's Remedial Obligation, including any changes, modifications or amendments thereto.

Section 6.21. Repair Activity. "Repair Activity" means any repair, maintenance or replacement of any improvements, utilities, fixtures and equipment or tangible personal property that are present on any Agilent Schedule 2 Facility as of the Separation Date.

                        [SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed in its name and on its behalf, all as of the date first written above.


HEWLETT-PACKARD COMPANY             AGILENT TECHNOLOGIES, INC.

By:______________________           By:_______________________

Name:____________________           Name:_____________________

Title:___________________           Title:____________________

                                   EXHIBIT 1
                                   ---------

                         Agilent Schedule 2 Facilities
                    [To be attached on the Separation Date]

                                   EXHIBIT 2
                                   ---------

                     Orders from a Governmental Authority
                    [To be attached on the Separation Date]